CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 61 to the registration statement on Form N-1A (File No. 33-515) ("Registration Statement") of our report dated June 10, 2004, relating to the financial statements and financial highlights appearing in the April 30, 2004, Annual Report of Putnam Growth Fund, a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and " Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ Price WaterhouseCoopers LLP
Boston, Massachusetts
August 26, 2004